SCHEDULE 14A
               Information Required in Proxy Statement
                      SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a)
                of the Securities Exchange Act of 1934
                          (AMENDMENT NO. )

Filed by the Registrant:                             [X]
Filed by a Party other than the Registrant:  [ ]

Check the appropriate box:
[X]      Preliminary Proxy Statement
[ ]      Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12
                        LILLY INDUSTRIES, INC.
          (Name Of Registrant As Specified In Its Charter)
             (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
[X]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.
[ ]      $500 per each party to the controversy pursuant to Exchange
         Act Rule 14a-6-(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-
         6(i)(4) and 0-11.
         (1)      Title of each class of securities to which transaction
                  applies:
         (2)      Aggregate number of securities to which transaction
                  applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 [set forth the amount on which the filing fee is calculated and state how it was determined]: (4) Proposed maximum aggregate value of transactions:
         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                         PRELIMINARY PROXY MATERIAL
                                         March 1, 1996

                                [LILLY LOGO]

                                  March 14, 1996





Dear Shareholder:

         On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders of Lilly Industries, Inc. to be held on Thursday, April 18, 1996 at 10:00 A.M., local time. The meeting will be at the Indiana Convention Center & RCA Dome, Rooms 101 and 102, 100 South Capitol Avenue, Indianapolis, Indiana.

         This letter is accompanied by a notice of meeting and proxy statement which describe the business to be acted upon. In addition to the business items, there will be a report on the progress of the Company and an opportunity for questions.

         It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the envelope provided.

                                        Sincerely,




                                        Douglas W. Huemme
                                        Chairman, President and
                                        Chief Executive Officer

                             LILLY INDUSTRIES, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                            To Be Held April 18, 1996



         The Annual Meeting of Shareholders of Lilly Industries, Inc., an Indiana corporation (the "Company"), will be held at the Indiana Convention Center & RCA Dome, 100 South Capitol Avenue, Indianapolis, Indiana in Rooms 101 and 102 on Thursday, April 18, 1996 at 10:00 A.M., local time, for the following purposes:

         1.       To elect ten directors.

         2. To approve a proposed amendment of the Company's Articles of Incorporation to increase the authorized shares of Class A Stock to 97,000,000 and increase the authorized shares of Class B Stock to 3,000,000.

         3. To transact such other business as may properly come before the meeting.

         The Board of Directors has established the close of business on February 16, 1996 as the record date for determining shareholders entitled to notice of and to vote at the meeting.



                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  Roman J. Klusas, Secretary

March 14, 1996


                             YOUR VOTE IS IMPORTANT
                     Even if you plan to attend the meeting,
                 we urge you to mark, sign and date the enclosed
             proxy and return it promptly in the enclosed envelope.

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Directors of Lilly Industries, Inc., an Indiana corporation (the "Company"), 733 South West Street, Indianapolis, Indiana 46225, for use at the Annual Meeting of Shareholders to be held on April 18, 1996 and at any adjournment thereof. This Proxy Statement and the enclosed proxy were mailed on or about March 14, 1996.

         All shares represented by the enclosed proxy will be voted at the meeting in accordance with the instructions given by the shareholder. If no instruction is given, the shares will be voted for the election of director nominees as listed in this Proxy Statement and for adoption of the amendment of the Articles of Incorporation as described in the Proxy Statement and, in the absence of any recommendation, in accordance with the best judgment of the proxy holders. A shareholder executing and delivering the enclosed proxy may revoke it, by a written notice delivered to the Secretary of the Company or in person at the meeting, at any time before it is exercised.

         The Company will bear the cost of soliciting the proxies. In addition to being solicited by mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company. The Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owners.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

         Ten directors will be elected at the meeting. The holders of Class A Stock will elect four directors and the holders of Class B Stock will elect six directors. Each director will serve until the next annual meeting or until his successor is elected and qualified. All of the nominees listed below, excluding James M. Cornelius, are current directors whose present terms of office will expire upon completion of the election at the meeting. Mr. Cornelius has been nominated to replace Robert H. McKinney who is retiring from the Board of Directors effective with the next annual meeting on April 18, 1996. Unless authorization is withheld, the enclosed proxy will be voted in favor of electing as directors the nominees listed below. If any nominee should be unable to serve, the proxy will be voted for a substitute nominee selected by the Board of Directors.

         Directors will be elected by a plurality of the votes cast for nominees by the holders of Class A Stock and Class B Stock at the Annual Meeting of Shareholders at which a quorum is present. "Plurality" means that the director nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to vote against one or more of the nominees will be considered as not voted.

     H. J. (Jack) Baker, John D. Peterson, Thomas E. Reilly, Jr. and Van P. Smith are nominees for election as directors by holders of the Class A Stock; and James M. Cornelius, William C. Dorris, Douglas W. Huemme, Roman J. Klusas, Harry Morrison, Ph.D. and Richard A. Steele are nominees for election as directors by holders of the Class B Stock.

         The name, principal occupation, business experience since 1991, tenure, number and percentage of outstanding shares of the Company and its subsidiaries beneficially owned on February 16, 1996, and age of each nominee for election as a director are set forth below. Unless otherwise indicated, each nominee has sole investment and voting power with respect to the shares shown as beneficially owned by him.

                                                                                            Percentage of
                                                                                             Outstanding
                                       Served                               Shares              Shares
Name, Principal                     Continuously                          Beneficially       Beneficially
Occupation and                      as a Director                          Owned at             Owned
Prior Business Experience              Since         Title of Class        2/16/96            at 2/16/96       Age
-------------------------           -------------    --------------        ---------         ------------      ---
H. J. (JACK) BAKER                       1985        Class A Stock        11,105 (1)             *             68
Chairman of BMW Constructors, Inc.
(industrial mechanical contractor)
since prior to 1991; director of
two publicly-held corporations
(other than the Company):  First
Indiana Corporation and The
Somerset Group, Inc.

JAMES M. CORNELIUS                       Nominee     Class A Stock         4,000                 *             52
Chairman of the Board of
Directors of Guidant
Corporation since 1994; Vice
President of Finance and Chief
Financial Officer of Eli Lilly
and Company from prior to 1991
to 1995; director of one
publicly-held corporation
(other than the Company):
Guidant Corporation.

WILLIAM C. DORRIS                        1989        Class A Stock        26,146 (2)             *             53
Vice President, Corporate                            Class B Stock        17,025              4.34%
Development of the Company
since July, 1994; General
Manager of the Company's
High Point Division from prior
to 1991 to 1994, of the Company's
Templeton Division from 1991 to
1994 and of the Company's
Dallas Division from 1993 to 1994.

DOUGLAS W. HUEMME                        1990        Class A Stock       143,003 (3)             *             54
Chairman, President and Chief                        Class B Stock        39,000              9.94%
Executive Officer of the Company
since July, 1991; President and
Chief Operating Officer of the
Company from prior to 1991 to
July, 1991; director of two
publicly-held corporations (other
than the Company):  First Indiana
Corporation and The Somerset
Group, Inc.

ROMAN J. KLUSAS                          1988        Class A Stock        28,204 (4)             *             49
Vice President and Chief                             Class B Stock        34,819              8.88%
Financial Officer, and
Secretary of the
Company since prior to
1991.

HARRY MORRISON, Ph.D.                    1995        Class A Stock             0                 *            58
Dean of School of Science,
Purdue  University since 1992;
Head of Chemistry  Department,
Purdue University from  prior
to 1991 to 1992;  chemical
consultant  for:  Great  Lakes
Chemical Corporation (1991 to
1993), American Cyanamid (1993),
Bristol Myer Squibb (1991) and
Ciba-Geigy (1991).


                                                                                           Percentage of
                                                                                             Outstanding
                                       Served                               Shares              Shares
Name, Principal                     Continuously                          Beneficially       Beneficially
Occupation and                      as a Director                          Owned at             Owned
Prior Business Experience              Since         Title of Class         2/16/96           at 2/16/96       Age
-------------------------           -------------    --------------       -----------         ----------       ---

JOHN D. PETERSON                         1964        Class A Stock        160,908 (5)             *            62
Chairman of City Securities
Corporation (6) (securities
dealer) since prior to 1991;
director of two publicly-held
corporations (other than the
Company): Duke Realty
Investments, Inc., and Capital
Industries, Inc.

THOMAS E. REILLY, JR.                    1981        Class A Stock         36,153 (7)             *            56
Chairman and Chief Executive
Officer of Reilly Industries,
Inc. (diversified chemical
manufacturing firm) since
prior to 1991; director of
one publicly held corporation
(other than the Company):
First Chicago NBD Corp.

VAN P. SMITH                             1985        Class A Stock         11,105 (8)             *            67
Chairman of Ontario Corporation,
Muncie, Indiana (engaged in the
manufacture of components for
computer chip manufacturing machine
tools, sales of computer hardware
and software to third party
collection firms, and metallurgical,
chemical and environmental testing
services) since prior to 1991;
director of four publicly-held
corporations (other than the Company):
CINergy Corporation, PSI Energy, Inc.,
Meridian Mutual Insurance Company,
and Meridian Insurance Group, Inc.

RICHARD A. STEELE                        1981        Class A Stock         24,824 (9)             *            69
Retired President and Chief
Executive Officer of Citizens
Gas and Coke Utility (gas
distribution utility) since
prior to 1991.

All current directors and                            Class A Stock        483,773 (10)         2.18%
executive officers as a group,                       Class B Stock        136,275 (11)        34.74%
consisting of 12 persons
-----------------------------------

 *      Represents less than one percent of outstanding shares.

(1) Includes 9,452 shares of Class A Stock which Mr. Baker has the right to acquire pursuant to currently exercisable stock options.

(2) Does not include 683 shares of Class A Stock which Mr. Dorris' wife holds as custodian for their minor child. Mr. Dorris disclaims beneficial ownership of those 683 shares. Includes 18,250 shares of Class A Stock which Mr. Dorris has the right to acquire pursuant to currently exercisable stock options.

(3) Includes 141,661 shares of Class A Stock which Mr. Huemme has the right to acquire pursuant to currently exercisable stock options.

(4) Includes 28,151 shares of Class A Stock which Mr. Klusas has the right to acquire pursuant to currently exercisable stock options.



                                       4



(5) Includes 54,018 shares held in an investment account at City Securities Corporation. Mr. Peterson owns more than 10% of the equity of City Securities Corporation. Does not include 34,548 shares of Class A Stock owned of record and beneficially by Mr. Peterson's wife. Mr. Peterson disclaims beneficial ownership of those 34,548 shares. Includes 14,449 shares of Class A Stock owned beneficially by Mr. Peterson as trustee of a GST Investment Share Trust for benefit of Mr. Peterson and 34,298 shares of Class A Stock owned beneficially by Mr. Peterson as trustee of two GST Investment Share Trusts for benefit of Mr. Peterson's two sisters. Includes 7,089 shares of Class A Stock which Mr. Peterson has the right to acquire pursuant to currently exercisable stock options.

(6) John D. Peterson is the Chairman and a shareholder of City Securities Corporation, a securities dealer located in Indianapolis, Indiana. City Securities Corporation was a market maker for the Company's Class A Stock until October, 1995. Since December 1, 1994, the Company's Employees Stock Purchase Plan purchased 12,639 shares of Class A Stock from City Securities Corporation for an average purchase price of $14.24 per share. The shares were purchased periodically from City Securities Corporation for a price per share equal to the last quoted asked price for the shares in the over-the-counter market.

(7) Does not include 4,977 shares of Class A Stock which Mr. Reilly's wife holds as custodian for their child. Mr. Reilly disclaims beneficial ownership of those 4,977 shares. Includes 9,452 shares of Class A Stock which Mr. Reilly has the right to acquire pursuant to currently exercisable stock options.

(8) Includes 2,363 shares of Class A Stock which Mr. Smith has the right to acquire pursuant to currently exercisable stock options.

(9) Includes 4,726 shares of Class A Stock which Mr. Steele has the right to acquire pursuant to currently exercisable stock options.

(10) Includes 6,250 shares of Class A Stock owned by Larry H. Dalton, Vice President, Operations and Manufacturing of the Company, all of which Mr. Dalton has the right to acquire pursuant to currently exercisable stock options. Includes 25,788 shares of Class A Stock owned by Robert
         H. McKinney, current director of the Company who will retire April 18, 1996, 2,363 shares of which Mr. McKinney has the right to acquire pursuant to currently exercisable stock options. Includes 10,287 shares of Class A Stock owned by Kenneth L. Mills, Director of Corporate Accounting and Assistant Secretary, all of which Mr. Mills has the right to acquire pursuant to currently exercisable stock options. Does not include 4,000 shares of Class A Stock owned by Jams
         M. Cornelius, nominee for director of the Company.

(11) Includes 25,155 shares of Class B Stock (6.41% of total Class B Stock outstanding) beneficially owned by Larry H. Dalton, Vice President, Operations and Manufacturing of the Company. Includes 20,276 shares of Class B Stock (5.17% of total Class B Stock outstanding) beneficially owned by Kenneth L. Mills, Director of Corporate Accounting and Assistant Secretary of the Company.




Committees of the Board of Directors and Compensation of Directors

     Among other committees, the Board of Directors of the Company has a Compensation Committee, a Nominating Committee, and an Audit Committee.

     The Compensation Committee, which held five meetings during the Company's fiscal year ended November 30, 1995, formulates and presents to the Board of Directors for its consideration recommendations as to the Chairman's compensation, determines the aggregate amount to be paid as employee bonuses by the Company and its subsidiaries, and determines the aggregate and individual base salaries and bonuses to be paid to officers of the Company. Van P. Smith (Chairman), H. J. Baker, and Thomas E. Reilly, Jr. are the current members of the Compensation Committee.

     The Nominating Committee, which held one meeting during the Company's fiscal year ended November 30, 1995, identifies and presents candidates as potential members of the Company's Board of Directors. Robert H. McKinney (Chairman), Van P. Smith, and

Richard A. Steele are the current members of the Nominating Committee.

     The Audit Committee, which held two meetings during the Company's fiscal year ended November 30, 1995, is responsible for recommending to the Board the firm to select as independent auditors, for reviewing the scope and the results of the audits made by the independent auditors, for overseeing the adequacy of internal controls, and for reviewing and approving fees paid to the independent auditors. Richard A. Steele (Chairman), John D. Peterson, and Thomas E. Reilly, Jr. are the current members of the Audit Committee.

    The Board of Directors held four meetings during the Company's fiscal year ended November 30, 1995. No incumbent director attended fewer than 75% of the aggregate of such meetings of the Board and meetings of committees of which he was a member at the time of the meeting.

    Directors who are also employees of the Company receive no director fees. Non-employee directors received for the fiscal year ended November 30, 1995 an annual retainer of $10,000 (except for the chairman of the Audit Committee, Policy Committee, Nominating Committee, Technical Committee, and Compensation Committee who each received an additional annual retainer of $1,000) and $750 for each meeting of the Board or Board committee attended prior to April, 1995 and $1,000 for each meeting thereafter.

    The Lilly Industries, Inc. 1991 Director Stock Option Plan (the "Directors Plan") provides for the granting of non-qualified options for up to a maximum of 23,625 shares of Class A Stock per calendar year and provides automatically for the grant of options for 2,363 shares of Class A Stock to each non-employee director on the date of each annual meeting of the shareholders, beginning with the 1992 Annual Meeting. The Directors Plan is intended to be substantially self-administering.

   The Company has reserved 214,983 shares of Class A Stock for issuance upon exercise of options to be granted under the Directors Plan. As of February 16, 1996 there were options for an aggregate of 51,986 shares of Class A Stock outstanding.

    Options for 16,538 shares, at an exercise price of $5.19 per share, were automatically granted on October 18, 1991 (date of Board adoption). Options for 14,178 shares, at an exercise price of $8.68 per share, were automatically granted on April 23, 1992 (date of 1992 Annual Meeting). Options for 14,178 shares, at an exercise price of $10.83 per share, were automatically granted on April 22, 1993 (date of 1993 Annual Meeting). Options for 14,178 shares, at an exercise price of $17.17 per share, were automatically granted on April 21, 1994 (date of 1994 Annual Meeting). Options for 16,541 shares, at an exercise price of $14.06 per share, were automatically granted on April 20, 1995 (date of 1995 Annual Meeting). Options granted under the Directors Plan will generally become exercisable on the first anniversary of the date upon which they were granted. Each option terminates five years after its grant date.

    Options for 9,452 shares under the Directors Plan were exercised in fiscal year 1995 at prices per share ranging from $5.19 to $10.83.


                               PROPOSAL NUMBER TWO

                   AMENDMENT OF THE ARTICLES OF INCORPORATION

         The Board of Directors deem it advisable, and thus proposes to amend, Articles 5 and 6 of the Company's Articles of Incorporation to increase the authorized shares of Class A Stock from 48,500,000 shares to 97,000,000 shares and to increase the authorized shares of Class B Stock from 1,500,000 shares to 3,000,000 shares. Thus, Articles 5 and 6 as amended would state:

                                    ARTICLE 5
                 NUMBER OF AUTHORIZED SHARES OF THE CORPORATION

         The Corporation has authority to issue 100,000,000 shares, all of which are shares without par value.

                                    ARTICLE 6
             GENERAL PROVISIONS REGARDING SHARES OF THE CORPORATION

         Section 6.1. Designation of Classes and Numbers of Shares of Capital Stock. 97,000,000 shares of capital stock, without par value, shall be known as "Class A Stock," and 3,000,000 shares of capital stock, without par value, shall be known as "Class B Stock."

         Section 6.4. Shares of Class A Stock Reserved for Exchange for Class B Stock. 3,000,000 shares of Class A Stock, without par value, are hereby reserved only for exchange by the Corporation, pursuant to the Obligation to Exchange explained in Section 6.2, upon a share for share basis, for Class B Stock standing in the names of Key Persons upon the happening of any one or more of the Events of Exchange enumerated in Clause 6.23. However, none of such 3,000,000 shares of Class A Stock so reserved shall be issued pursuant to the Obligation to Exchange unless the Corporation shall fail to have acquired for its Treasury Stock Account the necessary number of shares of Class A Stock at prices the Board deems reasonable and proper. When any of the 3,000,000 shares of Class A Stock reserved for exchange by this Section are issued, the number of shares of Class A Stock reserved hereunder shall automatically be increased to 3,000,000 shares so as to have at all times a total of 3,000,000 shares of Class A Stock reserved for fulfillment of the Obligation to Exchange.

         All attributes of the additional authorized but unissued shares of Class A Stock would be the same as those of the currently outstanding shares of

Class A Stock. All attributes of the additional authorized but unissued shares of Class B Stock would be the same as those of the currently outstanding shares of Class B Stock. The increase in authorized shares will not affect shareholders' equity in the Company or the capital or surplus accounts of the Company.

         On February 16, 1996, the number of outstanding shares of Class A Stock was 22,166,360; the number of shares of Class A Stock reserved for sale under the Company's Employees Stock Purchase Plan and 401(k) Savings Plan was 4,925,667; the number of shares of Class A Stock reserved for issuance under the Company's Stock Option Plans was 1,823,452; the number of shares of Class A Stock reserved for exchange for Class B Stock was 1,500,000; and the number of shares of Class A Stock unissued, unreserved and available for issue was 13,283,333. On February 16, 1996, the number of outstanding shares of Class B Stock was 392,264, and the number of shares of Class B Stock unissued, unreserved and available for issue was 960,000.

         The amendment increasing the number of authorized shares is being proposed to make available additional shares of Class A Stock for general corporate purposes, including potential issuances of shares pursuant to stock dividends, stock splits, acquisitions, financings and the Company's shareholder rights plan. In the judgment of the Board of Directors, the additional shares authorized by the proposed amendment will provide flexibility in corporate decision-making in the event shares should be needed for any such desirable corporate purpose. The authorized but unissued shares of Class A Stock and Class B Stock can be issued without shareholder approval subject, however, to the requirements of the New York Stock Exchange with respect to the Class A Stock which, among other matters, require shareholder approval for the issuance of shares which would result in an increase of 20% or more in the number or voting power of shares outstanding prior to the issuance.

         Although the Company has no present intention to issue shares of Common Stock in the future to make an acquisition of control of the Company more difficult, future issuances of Common Stock could have that effect. For example the acquisition of shares of the Company's Common Stock by a person to acquire control of the Company might be discouraged through the public or private issuance of additional shares of Common Stock, since such issuance would dilute the percentage interest of the acquiring person in the equity of the Company. Shares of Common Stock could also be issued to existing stockholders as a dividend or privately placed with purchasers who might side with the Board in opposing a takeover bid, thus discouraging such a bid. The Company is not aware of any effort to accumulate its shares of Class A Stock or to acquire control of the Company by means of a merger, tender offer solicitation in opposition to management or otherwise.

         The Company's Articles of Incorporation or Bylaws do not contain any other provisions having an anti-takeover effect.

This proposal is not the result of a plan by the Company to adopt a series of anti-takeover provisions and the Company has no present intention to propose anti-takeover measures in the future. However, the Company does have a Rights Agreement (effective January 12, 1996) pursuant to which it has distributed a dividend of one common share purchase right for each outstanding share of Class A Stock and Class B Stock. If and when the rights become exercisable, each right will entitle the registered holder to purchase from the Company one share of Common Stock at $55.00 per share. The rights are not intended to prevent a fair and equitable takeover of the Company and will not do so. However, the rights should discourage any effort to acquire the Company in a manner or on terms not approved by the Board of Directors. The rights are designed to deal with the serious problem of a potential acquirer using coercive or unfair tactics to deprive the Company's Board of Directors of any real opportunity to determine the future of the Company and to realize the value of a shareholder's investment in the Company.

         If the amendment increasing the authorized shares had been approved by the Company's shareholders on February 16, 1996, there would have been 60,283,333 shares of Class A Stock and 2,460,000 shares of Class B Stock unissued, unreserved and available for issue on that date. Subject to the restrictions in the Company's Articles of Incorporation concerning the issuance of Class B Stock to key persons, the Company's authorized, unissued, and unreserved shares may be issued in such amounts, at such times for such purposes as the Board of Directors may determine and, unless required by statute or the Articles of Incorporation, without further shareholder action. Except to the limited extent provided in Clause 7.31 in Section 7.3 of Article 7 of the Articles of Incorporation, there are no preemptive rights with respect to the Company's shares of Class A Stock or Class B Stock. Those provisions provide certain preemptive rights to existing shareholders if the Company increases authorized shares of Class A Stock without obtaining the approval of holders of two-thirds of the outstanding Class A Shares, and such increase is for a reason or reasons other than the declaration of stock dividends payable upon shares of Class A Stock and Class B Stock. The issuance of any or all of the authorized but unissued shares of Class A Stock would have the effect of reducing the percentage of the Company owned by the present shareholders and could dilute the interests of the present shareholders of the Company in the assets and net worth of the Company. At this time, the Company has no specific plans, understandings, or arrangements for issuing any of the additional authorized shares of Class A Stock or Class B Stock.

         The proposed amendment of the Articles of Incorporation requires the affirmative vote of holders of two-thirds of the outstanding shares of Class A Stock and four-fifths of the outstanding shares of Class B Stock, voting as separate voting groups. The proposed amendment of the Articles of Incorporation will be filed with the Indiana Secretary of State and become effective upon the receipt of such shareholder approval.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION. YOUR VOTE IS IMPORTANT.



             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

         The Compensation Committee of the Board of Directors of the Company is composed entirely of non-employee directors. The Committee formulates and presents to the Board of Directors recommendations as to the Chairman's compensation and base salaries for all officers of the Company, the aggregate amount to be paid as employee bonuses by the Company and the aggregate and individual bonuses to be paid to officers of the Company. The Compensation Committee also serves as the Stock Option Committee for the Company's 1992 Stock Option Plan. The following report of the Compensation Committee discusses the application of the Compensation Committee's policies to the annual and long-term compensation of the Company's executive officers for fiscal 1995.

         The objective of the Company's executive compensation program is to enhance the Company's long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long-term interests of the shareholders of the Company.

Executive Officer Compensation

         For fiscal 1995 compensation for the Company's executive officers consisted of base salary, annual cash bonuses, stock options, supplemental executive retirement plans, and various broad based employee benefits, including pension plans and contributions under employee stock purchase and 401(k) plans.

         Base salary levels for the Company's executive officers are competitively set relative to companies in peer businesses. In determining salaries, the Committee also takes into account individual experience and performance.

         The Company's annual bonus plan is intended to provide a direct cash incentive to executive officers and other key employees to maximize the Company's profitability. At the beginning of each fiscal year, financial performance objectives are targeted for the Company and individual business units which become the basis for determining annual bonuses. If the Company and/or business units achieve their target performance, then participants receive an established target bonus. The amount of bonus will increase or decrease by specified percentage within an established range based upon actual performance compared to target performance. In the case of the Chief Executive

Officer the performance factor most heavily weighted in determining the bonus is earnings per share. The bonuses for 1995 were determined in December, 1995 based upon fiscal year-end financial results.

Stock Options

         Through its stock option program, the Company seeks to enable its executive officers and other key employees to develop and maintain a long-term ownership position in the Company's common stock, thereby creating a direct and strong link between executive pay and shareholder return. The Committee considers stock options to be an important portion of compensation tied to performance and a strong incentive for increasing shareholder value over the long term. In granting stock options, the Stock Option Committee took into account the number of options granted in prior years, the practices of other peer companies, reviewed surveys, and considered the executive's level of compensation and past contributions to the Company. On January 27, 1995 the Stock Option Committee granted the incentive stock options reflected in the tables that follow.

Compensation Committee and
Stock Option Committee

Van P. Smith, Chairman
H. J. Baker
Thomas E. Reilly, Jr.



                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION


     Douglas W. Huemme, the Company's Chairman, President and Chief Executive Officer serves as a director of The Somerset Group, Inc. Mr. Robert H. McKinney, a current director of the Company, is the Chairman of The Somerset Group, Inc. Mr. Huemme became a member of the Compensation Committee of The Somerset Group, Inc. in 1994.

                       COMPENSATION OF EXECUTIVE OFFICERS

         Shown below is information concerning the annual and long-term compensation for services to the Company performed during the fiscal years indicated of those persons who were at November 30, 1995 the chief executive officer and the other four most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                                                    Compensation:
                                                                  Shares Underlying
                                Fiscal    Annual Compensation      Stock Options        All Other
Name and Principal Position     Year      Salary        Bonus         Granted         Compensation(1)
------------------------        -----     -------------------     ----------------    ------------

Douglas W. Huemme               1995      $372,083   $280,000                0        $17,775
  Chairman, President and       1994       335,385    310,000          161,250          7,290
  Chief Executive Officer       1993       293,077    280,000                0          5,983

Roman J. Klusas                 1995       163,750    140,000            5,000         11,400
  Vice President and Chief      1994       147,115    155,000            7,501          5,737
  Financial Officer, Secretary  1993       123,846    140,000            5,000          3,738

William C. Dorris               1995       144,167     85,000            5,000         10,185
  Vice President, Corporate     1994(2)    122,769     75,000            4,500          4,095
  Development

Larry H. Dalton                 1995(3)    120,000     85,000            4,500         11,146
  Vice President, Operations
  and Manufacturing

Kenneth L. Mills                1995       104,875     32,000            3,500         10,521
  Director of Corporate         1994        98,385     40,000            3,000          3,441
  Accounting, Assistant
    Secretary                   1993        92,331     37,000            2,000          3,290
-------------------------

     (1) All Other Compensation is comprised of matching Company contributions on behalf of the employees to the Employees Stock Purchase Plan and the 401(k) Plan and a portion of Company payments for group term life insurance premiums. These three types of All Other Compensation for fiscal year 1995 are respectively detailed by employee as follows:
          Douglas W. Huemme--$2,000, $9,000 and $1,800; Roman J. Klusas-- $2,000, $9,000 and $400; William C. Dorris--$585, $9,000 and $600;
          Larry H. Dalton--$1,846, $9,000 and $300; and Kenneth L. Mills--$2,000, $8,321 and $200. Additionally, for Mr. Huemme only, All Other Compensation also includes $4,975 as reimbursement of split-dollar life insurance premiums.

      (2) Mr. Dorris was appointed as an executive officer in 1994.

      (3) Mr. Dalton was appointed as an executive officer in 1995.

                               STOCK OPTION GRANTS

         The following table provides details regarding stock options granted to the named executive officers in fiscal 1995. In addition there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and the overall stock market conditions. There can be no assurance that the amounts reflected on this table will be achieved.


                         FISCAL 1995 STOCK OPTION GRANTS

                                                                                                Potential
                                      Percent of                                            Realizable Value
                         Number       Total Options                                          Assuming Annual
                         of Shares    Granted to                                              Rates of Stock
                         Underlying   Employees        Exercise                             Price Appreciation
                         Options      in Fiscal        Price Per       Expiration            for Option Term
Name                     Granted (1)    1995           Share              Date                5%         10%
----------------         -----------  ---------        ---------       ----------           -------    -----

Roman J. Klusas            5,000        5.92%            12.94           01/27/01            17,877      39,499
William C. Dorris          5,000        5.92%            12.94           01/27/01            17,877      39,499
Larry H. Dalton            4,500        5.33%            12.94           01/27/01            16,089      35,549
Kenneth L. Mills           3,500        4.14%            12.94           01/27/01            12,514      27,650

(1) Stock options granted to the named executive officers during fiscal 1995 were qualified options. One-third of these options become exercisable on each of January 27, 1997, 1998 and 1999. The purchase price of shares subject to these options may be paid in cash or by exchanging shares at fair market value.


                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table shows stock option exercises by named executive officers during fiscal 1995, including the aggregate value realized by such officers on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of November 30, 1995. Also reported are the values for "in-the-money" options
(options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

                          1995 STOCK OPTION EXERCISES,
              OUTSTANDING GRANTS AND VALUE AS OF NOVEMBER 30, 1995

                                                                 Number of
                                                             Shares Underlying             Value of
                                                                Unexercised               Unexercised
                                             Value              Options at               In-the-Money
                                             Realized            11/30/95                 Options at
                       Shares                at                         Unexer-           11/30/95 (3)
                       Acquired on           Exercise        Exer-      cisable       Exer-      Unexer-
Name                    Exercise             Date (1)        cisable      (2)         cisable    cisable (2)
----------------       ----------            --------        -------    -------       -------    --------

Douglas W. Huemme        10,776              $68,088        146,952     132,938      $532,594    $262,055
Roman J. Klusas           8,351               50,022         28,151      30,751       133,119      98,823
William C. Dorris             0                    0         18,250      17,875        88,878      48,354
Larry H. Dalton               0                    0         18,250      17,375        88,878      48,324
Kenneth L. Mills              0                    0         10,287      11,438        48,936      26,650


     (1) Aggregate market value of shares acquired less the aggregate price paid by executive.

     (2) The shares represented could not be acquired by the respective executive as of November 30, 1995.

     (3) Amount reflecting gains on outstanding options are based on the November 30, 1995 closing NYSE stock price which was $13.00 per share.


                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph below compares annual changes in cumulative total return to shareholders on the Company's Common Stock against the cumulative total return as measured by the Standard & Poor's 500 Composite Index and the Standard & Poor's Chemical Composite Index. The comparisons are for a period of five fiscal years ended November 30, 1995.



           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*



                [Line Graph]




Dollar Value November 30     1990     1991     1992     1993    1994    1995
Lilly Common                 $100     $119     $219     $344    $312    $314
S&P 500                      $100     $116     $134     $143    $141    $188
S&P Chemical                 $100     $117     $132     $142    $157    $200


* Assumes $100 was invested on November 30, 1990 in Lilly Industries, Inc. Common Stock and each index. Also, assumes reinvestment of all dividends.

                                  PENSION PLANS

         Retirement benefits are provided by the Company and its subsidiaries under non-contributory pension plans, each of which is qualified under Section 401 of the Internal Revenue Code. Effective December 1, 1994, the pension plan in which executive officers of the Company participate was amended to freeze years of service at November 30, 1994. Monthly pension benefits under this plan are based on years of service at November 30, 1994 and average monthly earnings for the 60 consecutive months producing the highest average during employment. The earnings covered by the Company's pension plans include cash salary, wages and bonuses actually paid, plus Company contributions made on behalf of the participants pursuant to the Employees Stock Purchase Plan of the Company and any amounts deferred or redirected by participants under any cash or deferred arrangement and salary reduction plans maintained by the Company under Section 401(k) and Section 125 of the Internal Revenue Code. Such compensation for executive officers does not vary substantially from the cash compensation reported in the summary compensation table.

         The estimated annual retirement benefits presented on a straight-life annuity basis payable at the normal retirement age of 65 under those plans to persons in specified remuneration and years-of-service classifications are as follows (benefits listed in the table are not subject to any further offset):


Assumed Average
Earnings During Five                            Years of Service at November 30, 1994
Consecutive Years
Producing Highest Average              10         20           30         40        50
-------------------------------------------------------------------------------------------

        $100,000                    $12,500     $25,000      $37,500     $50,000   $62,500
         125,000                     15,625      31,250       46,875      62,500    78,125
         150,000                     18,750      37,500       56,250      75,000    93,750


           The years of service credited to the following executive officers of the Company on November 30, 1994 under the pension plan in which they participate are as follows: Douglas W. Huemme--4.5; Roman J. Klusas--7.8; William C. Dorris--23.8; Larry H. Dalton--9.5; and Kenneth L. Mills--17.0.

           Compensation used in calculating benefits is limited to $150,000. In addition the Employee Retirement Income Security Act of 1974 ("ERISA") limits the annual benefits that may be paid from the Company's tax qualified plans (the "Section 415 limit"). The Section 415 limit for 1995 is $120,000 for any one employee.


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

           The Company maintains a Supplemental Executive Retirement Plan (the "SERP") providing supplemental benefits in the event of disability, retirement, or death for individuals or other key executives in senior management positions (including the individuals listed in the summary compensation table).

           The SERP has been designed so that, if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company will recover all its payments under the SERP, plus a factor for the use of the Company's money, through insurance policies. Moreover, the Board of Directors has retained the right to terminate, modify or reduce any benefits payable under the SERP at any time under any circumstances.

           Under the SERP, it is anticipated that a participant will receive annual retirement benefits up to $15,000, $20,000, $25,000 or $50,000 (depending upon the responsibilities and duties of the position held by the participant) for a period of 15 years after retirement (the "retirement benefit"). Unless a participant becomes disabled, the participant must remain continuously employed by the Company in their current position or in a more senior management position until retirement. Benefits are payable monthly.

           If a participant becomes disabled prior to retiring from the Company, it is anticipated that the participant will receive monthly disability payments equal to the monthly retirement benefits the participant would have received under the retirement provisions of the SERP for 15 years after the participant is determined to be disabled. If a participant dies prior to retiring from the Company, the participant's estate or designated beneficiary receives death benefit payments for 15 years. If a participant who is receiving disability or retirement benefits under the SERP dies, the participant's estate or designated beneficiaries are entitled under the current SERP to receive the balance of the participant's benefits monthly.

           Estimated annual benefits payable upon normal retirement for each of the most highly compensated executive officers of the Company are as follows:
Douglas W. Huemme--$50,000; Roman J. Klusas--$25,000; William C. Dorris--$25,000; Larry H. Dalton-- $20,000; and Kenneth L. Mills--$15,000. Estimated annual benefits payable upon normal retirement for all current employee participants (excluding executive officers) as a group are $95,000.


                        EMPLOYMENT TERMINATION AGREEMENTS

           Three executive officers, Roman J. Klusas, William C. Dorris, and Kenneth L. Mills, have Termination Benefits Agreements providing for payment of severance benefits equal to one year's salary and benefits if the Company undergoes a change in control within the ten-year term of the Agreement (commencing December 1, 1990) and if, within three years after such change in control, any such executive is terminated without "cause" or resigns for "good reason", as those terms are defined in the Agreement.

                      OUTSTANDING SHARES AND VOTING RIGHTS

           Shareholders of record on February 16, 1996 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders, and at any adjournment thereof. On that date 22,166,360 shares of the Company's Class A Stock and 392,264 shares of the Company's Class B Stock were outstanding, each share (except the 7,766 shares of Class A Stock held by the Employees Stock Purchase
Plan) being entitled to one vote with respect to every matter submitted to a vote of the shares of that class.

           Nine shareholders are known by management to own beneficially more than 5% of the outstanding shares of the Company's Class A Stock or Class B Stock. The names and addresses of these shareholders and the number and percentage of shares if more than 5% of the outstanding shares of Class A Stock or Class B Stock owned beneficially by them as of February 16, 1996 are included in the following table. Unless otherwise indicated each shareholder has sole investment and voting power with respect to the shares indicated.

                                                                          Amount and
                                                                          Nature of
Name and Address of                                                       Beneficial              Percent
Beneficial Owner                             Title of Class               Ownership               of Class
-----------------------                      -----------------            --------------          --------

Larry H. Dalton                              Class B Stock                  25,155                 6.41%
733 South West Street
Indianapolis, IN  46225

Ned L. Fox                                   Class B Stock                  27,283                 6.96%
733 South West Street
Indianapolis, IN 46225

Bill D. Hawkins                              Class B Stock                  21,775                 5.55%
2305 Industrial Road
Dothan, AL 36303

Douglas W. Huemme                            Class B Stock                  39,000                 9.94%
733 South West Street
Indianapolis, IN 46225

Roman J. Klusas                              Class B Stock                  34,819                 8.88%
733 South West Street
Indianapolis, IN 46225

Kenneth L. Mills                             Class B Stock                  20,276                 5.17%
733 South West Street
Indianapolis, IN 46225

Gary D. Missildine                           Class B Stock                  21,498                 5.48%
1136 Fayette Street
N. Kansas City, MO  64116


                                                                          Amount and
                                                                          Nature of
Name and Address of                                                       Beneficial              Percent
Beneficial Owner                             Title of Class               Ownership               of Class
-------------------------                    -----------------            -------------           --------
Neuberger & Berman L.P.                      Class A Stock                 1,324,400                5.97%
605 Third Avenue
New York, NY  10158

Quest Advisory Corp.                         Class A Stock                 1,500,467               6.77%
1414 Avenue of the
  Americas
New York, NY  10019





                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The Company has selected the firm of Ernst & Young LLP, certified public accountants, as independent auditors to make an examination of the accounts of the Company for its fiscal year ending November 30, 1996. Ernst & Young LLP has served in that capacity since 1956. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and will respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         Proposals  of  shareholders  intended  to be  presented  at the  Annual
Meeting to be held in April, 1997 must be received by the Company at its principal executive offices for inclusion in the proxy statement and form of proxy relating to that meeting no later than November 18, 1996.


                                  ANNUAL REPORT

         The Annual Report for the Company's fiscal year ended November 30, 1995 was separately mailed to shareholders on February 28, 1996. The Annual Report is not a part of the proxy soliciting material. Insofar as any of the information in this Proxy Statement has been furnished by persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

                                        P
                                        R
                                        O
                                        X
                                        Y

                 LILLY INDUSTRIES, INC. CLASS A STOCK

            Proxy Solicited on Behalf of the Board of Directors for Annual
                          Meeting April 18, 1996

The undersigned appoints H. J. (Jack) Baker and Van P. Smith, or either of them, with full power of substitution, as proxies to vote all shares of Class A Stock held by the undersigned at the Annual Meeting of Shareholders of Lilly Industries, Inc. to be held at the Indiana Convention Center & RCA Dome, 100 South Capitol Avenue, Indianapolis, Indiana in Rooms 101 and 102, at 10:00 a.m., local time, and at any adjournment of the meeting, on the following matters:

1.   Election of Directors:

     H. J. (Jack) Baker, John D. Peterson, Thomas E. Reilly, Jr., Van P. Smith.

2. Proposal to amend the Articles of Incorporation as provided in the Proxy Statement.

3.  In their discretion upon such other business as may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

                                                              SEE REVERSE
                                                                 SIDE
                                    DETACH CARD

[X]   Please mark your               SHARES IN YOUR NAME REINVESTMENT SHARES
      votes as in this
      example.


                    FOR   WITHHELD                      FOR   AGAINST   ABSTAIN
1.  Election of                     2. Amend Articles
     Directors                         of Incorporation
     (see reverse)                     (see reverse)


For,   except  vote  withheld  from  the  following nominee(s):


-------------------------------------------



SIGNATURE(S) ____________________________________       DATE __________________


SIGNATURE(S) ____________________________________       DATE __________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                        P
                                        R
                                        O
                                        X
                                        Y

                      LILLY INDUSTRIES, INC. CLASS B STOCK

             Proxy Solicited on Behalf of the Board of Directors for Annual
                         Meeting April 18, 1996

The undersigned appoints Douglas W. Huemme and Roman J. Klusas, or either of them, with full power of substitution, as proxies to vote all shares of Class B Stock held by the undersigned at the Annual Meeting of Shareholders of Lilly Industries, Inc. to be held at the Indiana Convention Center & RCA Dome, 100 South Capitol Avenue, Indianapolis, Indiana in Rooms 101 and 102, at 10:00 a.m., local time, and at any adjournment of the meeting, on the following matters:

1.       Election of Directors:

         James M. Cornelius, William C. Dorris, Douglas W. Huemme, Roman J. Klusas, Harry Morrison, Ph.D., Richard A. Steele.

2. Proposal to amend the Articles of Incorporation as provided in the Proxy Statement.

3. In their discretion upon such other business as may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

                                                            SEE REVERSE
                                                              SIDE

                                   DETACH CARD


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


[X]  Please mark your             SHARES IN YOUR NAME REINVESTMENT SHARES
     votes as in this
     example.


                  FOR  WITHHELD                        FOR   AGAINST   ABSTAIN
1.  Election of                  2. Amend Articles
     Directors                      of Incorporation
     (see reverse)                  (see reverse)


For,   except  vote  withheld  from  the  following nominee(s):


-------------------------------------------







SIGNATURE(S) ____________________________________       DATE __________________


SIGNATURE(S) _____________________________________      DATE __________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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